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                                                                      EXHIBIT 99


                                   WSMP, INC.
                         1987 SPECIAL STOCK OPTION PLAN
                          (RESTATED AS OF MAY 15, 1997)

A. PURPOSE AND SCOPE

         The purposes of this Plan are to provide a vehicle for the granting of nonstatutory stock options to members of management of WSMP, Inc. (herein called the "Company") under circumstances where participation under the Company's Stock Option Plan is restricted or not allowed, to provide an incentive for such persons to expand and improve the profits and prosperity of the Company through the grant of Options to purchase shares of the Company's common stock.

B. DEFINITIONS

         Unless otherwise required by the context:

         1. "Board" shall mean the Board of Directors of the Company.

         2. "Committee" shall mean the Executive Compensation Committee, which is appointed by the Board, and which shall be composed of three members of the Board.

         3. "Company" shall mean WSMP, Inc., a North Carolina corporation.

         4. "Code" shall mean the Internal Revenue Code of 1954, as amended.

         5. "Option" shall mean a right to purchase Stock, granted pursuant to the Plan.

         6. "Option Price" shall mean the purchase price for Stock under an Option, as determined in Section F below.

         7. "Participant" shall mean an employee of the Company, or of any Subsidiary of the Company, to whom an Option is granted under the Plan.

         8. "Plan" shall mean this WSMP, Inc. 1987 Special Stock Option Plan.

         9. "Stock" shall mean the common stock of the Company.




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C. STOCK TO BE OPTIONED

         Subject to the provisions of Section K of the Plan, the maximum number of shares of Stock that may be optioned or sold under the Plan is 500,000 shares. Such shares may be treasury, or authorized, but unissued, shares of Stock of the Company.

D. ADMINISTRATION

         The Plan shall be administered by the Committee. Two members of the Committee shall constitute a quorum for the transaction of business. The Committee shall be responsible to the Board for the operation of the Plan, and shall make recommendations to the Board with respect to the granting of options to management and others in special situations. The interpretation and construction of any provision of the Plan by the Committee shall be final, unless otherwise determined by the Board. No member of the Board or the Committee shall be liable for any action or determination made by him in good faith.

E. ELIGIBILITY

         The Board, upon recommendation of the Committee, may grant Options to any key management employee (including an employee who is a director or an officer) of the Company or any other person who may not be an employee but may be substantially involved in the operation and anticipated successes of the Company. Options may be awarded by the Board at any time and from time to time as the Board, upon recommendation by the Committee, shall determine. Options granted at different times need not contain similar provisions.

F. OPTION PRICE

         The purchase price for Stock under each Option shall be one hundred percent (100%) of the fair market value of the Stock at the time the Option is granted, but in no event less than the par value of the Stock.


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G. TERMS AND CONDITIONS OF OPTIONS

         Options granted pursuant to the Plan shall be authorized by the Board and shall be evidenced by agreement in such form as the Board, upon recommendation of the Committee, shall from time to time approve. Such agreements shall comply with and be subject to the following terms and conditions.

                  1. Time and Method of Payment. The Option Price shall be paid in full in cash at the time an Option is exercised under the Plan. Otherwise, an exercise of any Option granted under the Plan shall be invalid and of no effect. Promptly after the exercise of an Option and the payment of the full Option Price, the Participant shall be entitled to the issuance of a stock certificate evidencing his ownership of such of Stock. A Participant shall have none of the rights of a shareholder until shares are issued to him, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

                  2. Number of Shares. Each Option shall state the total number of shares of Stock to which it pertains.

                  3. Stock Period and Limitations on Exercise of Options. The Board may, in its discretion, provide that an Option may not be exercised in whole or in part for any period or periods of time specified in the Option Agreement. Except as provided in the Option Agreement, an Option may be exercised in whole or in part at any time during its term. No Option may be exercised after the expiration of ten years from date it is granted. No option may be exercised for a fractional shares of Stock.

                  4. Continued Employment or Dealing. No such agreement shall impose upon the Company any obligation to employ a Participant for any period of time or continue such participant's substantial involvement with the Company for any period of time.

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H. RIGHTS IN EVENT OF DEATH.

         If a Participant dies without having fully exercised his Options, the executors or administrators, or legatees or heirs, of his estate shall have the right to exercise such Options to the extent that such deceased Participant was entitled to exercise the Options on the date of his death; provided, however, that in no event shall the Options be exercisable more than ten years from the date they were granted.

I. NO OBLIGATIONS TO EXERCISE OPTION.

         The granting of an Option shall impose no obligation upon the Participant to exercise such Option.

J. ASSIGNABILITY

         Options may be transferred by a Participant during that Participant's lifetime, with the prior written consent of the Board. Options may be transferable by will or by the laws of descent and distribution as set out elsewhere herein.

K. EFFECTS OF CHANGE IN STOCK SUBJECT TO THE PLAN

         The aggregate number of shares of Stock available for Options under the Plan, the shares subject to any Option, and the price per share shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Stock subsequent to the effective date of the Plan resulting from (1) a subdivision or consolidation of shares or any other capital adjustment, (2) the payment of a stock dividend, or (3) other increase or decrease in such shares effected without receipt of consideration by the Company. If the Company shall be the surviving corporation in any merger or consolidation, any option shall pertain, apply, and relate to the securities to which a holder of the number of shares of Stock subject to the Option would have been entitled after the merger or consolidation. Upon dissolution or liquidation of the Company, or upon a merger or consolidation in which the Company is not the surviving corporation, all Options outstanding under the

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Plan shall terminate; provided, however, that each Participant (and each other person entitled under Section H to exercise an Option) shall have the right, immediately prior to such dissolution or liquidation, or such merger or consolidation, to exercise such Participant's Options in whole or in part, but only to the extent that such Options are otherwise exercisable under the terms of the Plan.

L. AMENDMENT AND TERMINATION

         The Board, by resolution, may terminate, amend, or revise the Plan with respect to any shares as to which Options have not been granted. Neither the Board nor the Committee may, without the consent of the holder of an Option, alter or impair any Option previously granted under the Plan, except as authorized herein. Unless sooner terminated, the Plan shall remain in effect for a period of ten years from the date of the Plan's adoption by the Board. Termination of the Plan shall not affect any Option previously granted.

M. AGREEMENT AND REPRESENTATION OF PARTICIPANTS

         As a condition to the exercise of any portion of an Option, the Company may require the person exercising such Option to represent and warrant at the time of such exercise that any shares of Stock acquired at exercise are being acquired only for investment and without any present intention to sell or distribute such shares, if, in the opinion of counsel for the Company, such a representation is required under the Securities Act of 1933 or any other applicable law, regulation, or rule of any governmental agency.

N. RESERVATION OF SHARES OF STOCK

         The Company, during the term of this Plan, will at all times reserve and keep available, and will seek or obtain from any regulatory body having jurisdiction any requisite authority necessary to issue and to sell, the number of shares of Stock that

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shall be sufficient to satisfy the requirements of this Plan. The inability of the Company to obtain from any regulatory body having jurisdiction the authority deemed necessary by counsel for the Company for the lawful issuance and sale of its Stock hereunder shall relieve the Company of any liability in respect of the failure to issue or sell Stock as to which the requisite authority has not been obtained.

O. EFFECTIVE DATE OF PLAN

         The Plan shall be effective from the date that the Plan is approved by the Board.

                                    WSMP, INC.

                                    By: /s/ David R. Clark
                                        --------------------------------
                                        President

ATTEST:

/s/ Richard F. Howard
------------------------------
Secretary
(corporate seal)




                           As amended by First Amendment dated March 9, 1989. As amended by Second Amendment dated May 15, 1997.


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